Exhibit 99.1

Company Contact:

Investor Relations

Axesstel, Inc.

6815 Flanders Drive, Suite 210

San Diego, CA 92121

+1 858.625.2100

Axesstel Announces Record Revenues for Q1 2005

•	First Quarter Revenues Increase to $29.0 Million

•	Gross Margins Improve over Q4 2004

•	Equity Offerings Net Proceeds of $18.9 Million

•	Company Delivers Next Generation EV-DO Modem

SAN DIEGO, May 4, 2005 – Axesstel, Inc. (AMEX:AFT), a designer, developer and marketer of fixed wireless voice and data products for the worldwide telecommunications market, announced record revenues for the first quarter of 2005. Revenues for the first quarter of 2005 were $29.0 million, compared to revenues of $429,000 for the first quarter of 2004 and revenues of $28.2 million for the fourth quarter of 2004. The increase in revenues compared to the first quarter of 2004 reflects the Company’s continuing expansion in the market based on its product introductions in 2004.

May 4, 2005	Axesstel Announces Record Revenues

Gross margin for the first quarter of 2005 was $3.6 million or 12.3% of revenues compared to $83,000 or 19.4% of revenues for the same period a year ago, and $2.4 million or 8.4% of revenues in the prior quarter. The Company reported a net loss for the first quarter of $1.4 million or ($0.10) per diluted share as compared to a net loss of $1.6 million or ($0.20) per diluted share for the same period a year ago, and a net loss of $3.2 million or ($0.30) per diluted share for the fourth quarter of 2004.

Factors contributing to the net loss for the first quarter of 2005 were charges of $843,000 related to the redemption of convertible notes and payroll tax expenses of $190,000 from the exercise of employee stock options during the Company’s secondary offering.

During the quarter, the Company raised net proceeds of $18.9 million in a secondary equity offering and two private placements of its common stock. Of these proceeds, $1.5 million was used to redeem convertible notes, leaving the Company with no long-term debt. At quarter-end, Axesstel had cash and cash equivalents of $23.9 million.

“We are very pleased with these first quarter results,” said Mike Kwon, Chairman and CEO of Axesstel. “We have continued our successes of last year by achieving record revenues, as well as improving our gross margins and decreasing our net loss over the prior quarter. In addition, we strengthened our balance sheet with the funds from our public offering and with the repayment of all long-term debt. Of special interest, we delivered the first shipments of our next generation EV-DO broadband data modems, further confirming Axesstel’s position as an industry leader in the fixed wireless sector. We expect revenues for the second quarter of 2005 to be between $34 and $38 million. Our full year guidance for 2005 revenues remains $135 to $145 million.”

May 4, 2005	Axesstel Announces Record Revenues

Conference Call

Axesstel will host a conference call to discuss the first quarter results for 2005 at 2:00 p.m. PDT (5:00 p.m. EDT) today, May 4, 2005. Participating in the call will be Axesstel’s Chairman and CEO Mike H.P. Kwon, David Morash, President, COO and acting CFO, and Patrick Gray, VP and Controller.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-800-894-5910. International callers should dial 00-1-785-424-1052. There is no pass code required for this call.

For those unable to participate in the call at this time, a replay will be available on Wednesday, May 4, at 6:00 p.m. PDT, through Monday, May 9 at 9:00 p.m. PDT. To access the replay, please dial 1-800-753-8243. International callers should dial 00-1-402-220-2677. There is no pass code required for this call.

About Axesstel, Inc.

The Company designs, develops and markets fixed wireless voice and data products for the worldwide telecommunications market. The Company’s products are based on Code Division Multiple Access (CDMA) technology, and include CDMA2000 and emerging third generation (3G) broadband data technologies, which are newer versions of the CDMA standard. The Company’s product lines include fixed wireless desktop phone terminals, payphone terminals, voice/data terminals and broadband modems used for high-speed data services. Axesstel is headquartered in San Diego, California, with a research and development center in Seoul, South Korea. More information about Axesstel can be accessed through its website at www.axesstel.com.

Safe Harbor Rider for Press Release

May 4, 2005	Axesstel Announces Record Revenues

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues, product sales and customer shipment levels which may affect future results and the future viability of the Company. The Company wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the possibility of delays in adoption of new technologies in developing markets, lack of continued acceptance or growth of CDMA technology in target markets, the possibility that networks that can support our CDMA EV-DO and EV-DV broadband modems will not be widely deployed, competition for contracts with its large telecommunication carrier customers, the risks of dependence on a limited number of those customers such as Tata Teleservices, the requirement for end users to accept its products and technologies, the Company’s dependence on sole source suppliers, including QUALCOMM Incorporated for CDMA chips, the possibility of unforeseen manufacturing difficulties, the Company’s need to attract and retain skilled personnel, and other risk factors and information contained in the Company’s filings with the Securities and Exchange Commission All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after this press release.

(FINANCIAL TABLES FOLLOW)

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AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the three months ended
	April 1, 2005	March 31, 2004	April 1, 2005	December 31, 2004
Net revenues	$29,010,455	$428,600	$29,010,455	$28,192,544
Cost of goods sold	25,443,592	345,417	25,443,592	25,821,591

Gross margin	3,566,863	83,183	3,566,863	2,370,953

Operating expenses:
Research and development	1,354,566	962,347	1,354,566	1,374,115
Selling, general and administrative	2,825,425	1,698,050	2,825,425	2,377,233

Total operating expenses	4,179,991	2,660,397	4,179,991	3,751,348

Operating loss	(613,128)	(2,577,214)	(613,128)	(1,380,395)

Other income (expense):
Interest and other income	17,043	4,559	17,043	3,367
Interest and other expense	(783,838)	(84,683)	(783,838)	(411,450)

Total other income (expense)	(766,795)	(80,124)	(766,795)	(408,083)

Loss before benefit for income taxes	(1,379,923)	(2,657,338)	(1,379,923)	(1,788,478)
Provision (benefit) for income taxes	9,295	(1,062,935)	9,295	1,456,174

Net loss	(1,389,218)	(1,594,403)	(1,389,218)	(3,244,652)

Loss per share:
Basic	$(0.10)	$(0.20)	$(0.10)	$(0.30)

Diluted	$(0.10)	$(0.20)	$(0.10)	$(0.30)

Weighted average shares outstanding:
Basic	13,872,276	8,000,706	13,872,276	10,902,095

Diluted	13,872,276	8,000,706	13,872,276	10,902,095

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	April 1, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$23,938,733	$7,525,259
Accounts receivable	14,008,765	8,776,340
Deferred tax assets	640,000	640,000
Deferred offering expenses	—	974,833
Prepayments and other current assets	784,073	929,712

Total current assets	39,371,571	18,846,144

Property and equipment, net	1,721,422	1,878,831

Other assets:
Deferred tax assets	1,260,000	1,260,000
License, net	4,344,572	1,971,121
Goodwill	385,564	385,564
Other, net	289,072	648,932

Total other assets	6,279,208	4,265,617

Total assets	$47,372,201	$24,990,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
	April 1, 2005	December 31, 2004
Current liabilities:
Accounts payable	$823,233	$599,095
Due to Wistron NeWeb, a related party	16,297,823	13,623,474
Current portion of long-term debt	—	1,140,000
Customer advances	1,150,000	135,300
Accrued litigation settlement	—	958,000
Accrued royalties	1,364,175	1,364,246
Accrued expenses and other current liabilities	1,622,354	1,417,951

Total current liabilities	21,257,585	19,238,066

Long-term liabilities:
Note payable	—	250,000
Long-term debt	—	2,379,000
Other long-term liabilities	2,500,000	—

Total long-term liabilities	2,500,000	2,629,000

Stockholders’ equity	23,614,616	3,123,526

Total liabilities and stockholders’ equity	$47,372,201	$24,990,592